Exhibit 4.2

Nano Dimension Ltd.

(the “Company”)

Employee Stock Option Plan (2015)

1.	Name and Purpose of the Plan

1.1.	This Plan, adopted by the board of directors of Nano Dimension Ltd. (hereinafter – the “Company”), as may be amended from time to time, shall be called the “Nano Dimension Ltd. Employee Stock Option Plan (2015)” (hereinafter – the “Plan”).

1.2.	The purpose of the Plan is to compensate and provide incentive to employees, officers, consultants, and service providers of the Company and its Affiliated Companies (if any, as such term is defined hereunder), whether existing now and/or in the future, including the Controlling Shareholders of the Company, for their contribution and efforts in developing the Company’s business, and to reinforce their corporate identity.

1.3.	Grants under the Plan made to service providers in various jurisdictions may be subject to special conditions, as may be set forth in separate appendixes to this Plan as approved by the Company’s Board.

2.	Definitions

The following definitions shall apply to terms mentioned in the Plan:

“Option” – an option issued under the Plan to purchase Shares, while each option is exercisable into one ordinary Share of the Company (subject to adjustments) and subject to the provisions of this Plan.

“RSU” –Restricted Share Unit issued under the Plan.

“3(i) Options” – Options the exercise of which are subject to the tax regime set forth in Section 3(i) of the Income Tax Ordinance, allocated to persons who are not Eligible Participants.

“3(i) RSUs” – RSUs the settlement of which are subject to the tax regime set forth in Section 3(i) of the Income Tax Ordinance, allocated to persons who are not Eligible Participants.

“Award” – Options and RSUs granted pursuant to the terms of this Plan.

“Choice of Course” – the Company’s choice between two tax courses applicable to allocation of shares to employees through a trustee (the Capital Gains Course or the Ordinary Income Course), which shall be reported to the tax authorities, and according to which course Awards shall be allocated under the Plan.

“Controlling Shareholder” – as defined in Section 32(9) of the Ordinance.

“Board” – the Company’s board of directors.

“Stock Exchange” – the Tel Aviv Stock Exchange Ltd.

“Nominee Company” – any nominee company chosen by the Company.

“Rules” – the Income Tax Rules (Tax Benefits in Shares Issuance to Employees), 5763-2003.

“Director” – a director appointed under Section 229 of the Ordinance, including the deputy director.

“Allocation without a Trustee” – allocation to an Eligible Participant in accordance with Section 102(c) of the Income Tax Ordinance that is not held in trust by the Trustee.

“Capital Gains Course Allocation” – allocation to an Eligible Participant through a trustee, to which the Capital Gains Course tax arrangement applies.

“Ordinary Income Course Allocation” – allocation through a trustee, to which the Ordinary Income Course tax arrangement applies.

“Allocation through a Trustee” – allocation in accordance with Section 102(b) of the Income Tax Ordinance, while the Award or Share being allocated is held for the Participant by a trustee, including Ordinary Income Course Allocations and Capital Gains Course Allocations.

“Allocation Agreement” – an agreement or other document defining the terms of a certain Allocation under the Plan, including clauses in the employment agreement between the Company and the Participant that includes an undertaking to allocate Options, RSUs or Shares.

“Allocation” – an allocation of Options, RSUs or Shares under the Plan. Every allocation shall be confirmed by an Allocation Agreement setting forth the terms thereof.

“Company” – Nano Dimension Ltd., and any succeeding entity.

“Affiliated Company” – any Employer Company, as defined in Section 102(a) of the Income Tax Ordinance.

“Companies Law” – the Companies Law, 5759-1999, and its amendments.

“Shares” – ordinary shares of the Company, par value NIS 0.1 each (subject to adjustments and/or technical changes to the Company’s equity).

“Exercise Shares” – shares resulting from the exercise of Options.

“Capital Gains Course” – the tax arrangement set forth in Sections 102(b)(2) and 102(b)(3) of the Income Tax Ordinance.

“Ordinary Income Course” – the tax arrangement set forth in Section 102(b)(1) of the Income Tax Ordinance, whereby income generated by the sale of Shares or the transfer thereof from the Trustee to an employee shall be taxed as ordinary income.

“Participant” – any person receiving Allocation under the Plan and executing an Allocation Agreement.

“Eligible Participant” – an employee of the Company or of an Affiliated Company, or an individual serving as director or officer of the Company, but not a Controlling Shareholder.

“Trustee” – a person or corporation appointed by the Company’s Board to serve as trustee, and who has been approved by the tax authorities in accordance with Section 102 of the Ordinance.

“Income Tax Ordinance” or “Ordinance” – the Income Tax Ordinance [New Version], 5721-1961, and all rules, regulations, orders and decisions by virtue thereof, and all amendments thereto, and particularly the Rules (as defined above), as may be amended from time to time.

“Code” - Internal Revenue Code of 1986, as amended.

“Control” – as such term is defined in the Securities Law, 5728-1968.

“Plan” – this plan.

“Plan Administrator” – the Company's Board.

 “Restriction Period” – the period set forth in Section 102 of the Ordinance, or any other period required by the tax authorities in connection with Allocation through a Trustee, during which Options and/or RSUs allocated by the Company must be held by the Trustee for the benefit of the Eligible Participant. As of the date of adopting this Plan, the Restriction Period for Ordinary Income Course Allocations is 12 months from the date of allocating the Options and/or RSUs, and the Restriction Period for Capital Gains Course Allocations is 24 months from the date of allocating the Options and/or RSUs.

3.	Plan Administration

3.1.	The Company’s Board is responsible for administering the Plan and for all actions required thereunder, including determining: (A) the identity of the Participants; (B) the number of Options and/or RSUs in each Allocation; (C) Allocation dates; (D) vesting terms for RSUs and Options, settlement terms for RSUs and regarding the Options, exercise price, exercise period (including timetables and conditions for exercising the right to Options, including determining defined periods (such as Blackout Periods) during which exercise notices may not be served), the manner of exercise and other conditions that apply to certain Allocations; (E) the form of the Allocation Agreement or other documents related to Allocations; (F) limitations and conditions that apply to Awards or their underlying Shares; (G) any other resolution necessary or related to the Plan, whether or not mentioned in this Plan, provided the terms of the Options and/or RSUs previously granted shall not be prejudiced without the Participant’s consent; and any other matter necessary or fitting for arranging Allocations and/or for administering, clarifying, interpreting and implementing the Plan. Subject to the provisions of law, the Board’s interpretation of any section of the Plan is absolute and final.

3.2.	Board members shall bear no liability for any action or decision made in good faith in connection with the Plan or for any Allocation made in accordance with the Plan.

3.3.	The Company’s Board may delegate its authorities subject to the provisions of the Company’s articles of association and applicable law, provided that in any event the Board shall be entitled to exercise its authorities under the Plan even if such authorities have been delegated.

3.4.	Allocation of Awards to officers of the Company shall be made in accordance with, and subject to the Company’s officers’ compensation policy set forth and adopted by the Company from time to time (“Compensation Policy”), save for instances where the authorized organs of the Company have determined Allocation can be made not in accordance with the Compensation Policy. Resolutions requiring approval of the Audit Committee and/or the Compensation Committee under applicable law, shall be approved by the Audit Committee prior to approval by the Board, and where necessary also by the Company’s general assembly.

3.5.	The provisions of this Plan shall not derogate from the authorities of the Company’s Compensation Committee under applicable law and/or the Company’s compensation plan.

4.	Eligibility to Participate in the Plan

4.1.	Allocations under the Plan shall not be made to Board members or officers, unless such Allocations have been approved in accordance with the provisions of the Companies Law.

4.2.	Subject to the provisions of Section 4.1 above and applicable law, Options and/or RSUs can be allocated to Eligible Participants and to service providers of the Company and/or Affiliated Companies, regardless whether they are serving as directors or officers.

4.3.	Subject to the provisions of applicable law, the Company’s Board shall determine the identity of Eligible Participants under the Plan. Eligibility for Allocation, its conditions, and the number of Shares or Awards of each Allocation shall be determined by the organs authorized under law.

4.4.	Eligible Participants are only entitled to receive Allocations through a Trustee or Allocations without a Trustee. Participants who are not Eligible Participants can only be allocated Awards according to Section 3(i).

4.5.	Granting Awards to Participants under this Plan does not confer nor does it negate from the recipient the right to participate in other Award Allocations under the Plan or under any other Award or share allocation plan of the Company or of its Affiliated Companies.

5.	Shares Designated for the Plan

The Board is entitled to determine from time to time the number of Options, RSUs and Shares designated for Allocations in the framework of the Plan, and such number may be reduced or increased from time to time. Until termination of the Plan the Company shall reserve a suitable number of Shares from its registered and unissued share capital for purpose of allocating the total number of Shares underlying the Awards that have been granted, subject to adjustments resulting from changes in the equity of the Company, as set forth in Section 11 hereunder. Any such Shares that remain registered but unissued, and that upon termination of the Plan are not underlying Options and/or RSUs shall no longer be reserved for the Plan, however until termination of the Plan the Company shall at all times reserve a suitable number of Shares in accordance with the requirements of the Plan. In the event Options and/or RSUs granted in accordance with the Plan expire or are cancelled prior to exercise or settlement, as applicable, or in the event a Participant waives the exercise of such Options and/or waives the right to receive Shares subject to RSUs, the underlying Shares that were not purchased or settled shall be made available for the Plan and may be used including for allocation to other Participants.

6.	Allocation Agreement

6.1.	The Company’s Board is entitled to approve Allocations to Participants under the Plan at its discretion and subject to the provisions of applicable law. Allocation terms shall be in accordance with the provisions of the Allocation Agreement in the form approved by the Board.

6.2.	The Allocation date shall be the date determined by the Company’s Board upon Allocation, provided it does not precede the date of Board’s resolution, and in the absence of such determination shall be the date the Allocation was approved by the Board, and in any event subject to the provision of applicable law and any regulatory limitation relevant to the date of allocating the Options and/or RSUs.

6.3.	The Allocation Agreement shall set forth, inter alia, the number of granted Shares or Options or RSUs and special conditions for Allocation (if any), as determined by the Board. Similarly, the Allocation Agreement shall indicate whether the Allocation is an Allocation through a Trustee, an Allocation without a Trustee, or Allocation of 3(i) Options; and in the event of Allocation through a Trustee – it shall also indicate the applicable tax regime, i.e. Capital Gains Course or Ordinary Income Course.

6.4.	In addition, the Allocation Agreement shall include consents and undertakings of the Participant as follows: (A) the Participant’s consent to all provisions of the Plan, including and without derogating from the generality of the aforementioned, its consent to bear all tax liabilities and other mandatory payments deriving from offering and allocating the Awards, their exercise, settlement or transfer or the delivery of Shares or Exercise Shares, including authorization of the Company to withhold at source (including if necessary – from the number of Options and/or RSUs and/or Exercise Shares or Shares allocated or issued, as applicable) any tax that applies as well as consent to indemnify the Company should it be sued for failure to pay such taxes. In the event that, at any time in the future, it is determined by any authorized tax authority and/or judgment that the Company is required to deduct tax for the Allocation prior to the Option exercise date or RSU settlement date, than the Participant undertakes to transfer to the Company, immediately upon its initial request, the amount of such tax liability; (B) undertaking to comply with the provisions of law prohibiting use of the Company’s inside information; (C) undertaking to comply with the provisions of Section 102 of the Ordinance, the Rules and the Plan to the extent applicable; (D) the Participant’s undertaking to comply with the procedure for exercise of the Awards and sale of the Exercise Shares or Shares, as agreed between the Company and the Trustee, the principles of which are specified in part in Sections 8 and 9 hereunder; (E) undertaking to release the Trustee from any liability with respect to any lawful and good faith action or decision in connection with the Plan or the Options and/or RSUs allocated to the Trustee on behalf of the Participant or the Exercise Shares or Shares granted to it by virtue thereof; (F) instructions to the Trustee with respect to the manner of exercising the voting rights attached to the Shares resulting from exercise of Options and/or when RSUs are settled, as applicable, during the Restriction Period.

7.	Choice of Course under Section 102

7.1.	Subject to the provisions hereunder, Allocations made in accordance with Section 102, shall be granted subject to: (A) Section 102(B)(2) of the Income Tax Ordinance – with respect to Capital Gains Course Allocations, or: (B) Section 102(B)(1) of the Income Tax Ordinance with respect to Ordinary Income Course Allocations. The Company’s choice of tax course for allocating Shares to employees through a trustee shall be reported to the tax authorities. In accordance with the provisions of Section 102, once the Company has reported its chosen course to the tax authorities, changing the Company’s chosen tax course shall only be permitted upon the lapse of at least 12 months from the end of the calendar year during which the first Allocation was made, according to the original choice of course. For avoidance of doubt, the Company’s choice shall not prevent it from making Allocations without a Trustee to Eligible Participants at any time.

7.2.	Eligible Participants are only entitled to receive Allocations through a Trustee or Allocations without a Trustee. Participants who are not Eligible Participants are only entitled to receive 3(i) Options and/or 3(i) RSUs. The Allocation Agreement or the documents evidencing the Allocation of Options and/or RSUs and/or Shares under the Plan shall indicate whether the Allocation is through a Trustee, without a Trustee, or 3(i) Options. In the event of Allocation through a Trustee, it shall also indicate whether Allocation is made under the Capital Gains Course or under the Ordinary Income Course.

7.3.	Allocations through a trustee under this Plan can only be made upon the lapse of 30 days from filing the necessary reports to the tax authorities, and all subject to the provisions of the Income Tax Ordinance.

8.	Terms of 102 Allocations Through a Trustee

8.1.	The date set forth on the Allocation Agreement delivered to the Participant shall be deemed the allocation date for every Allocation through a Trustee (hereinafter: the “Allocation Date”), provided the two following conditions are met: (A) the Company provides notice to the Trustee indicating such date being the Allocation Date; and (B) the Participant executes the Allocation Agreement and all documents required by the Company or the Trustee.

8.2.	The Allocation shall be deemed an Allocation through a Trustee in the event the Company, immediately pursuant to making the Allocation and in any event no later than the date determined by the tax authorities as updated from time to time: (A) notifies the Trustee of the Allocation and transfers to the Trustee a copy of the allocation resolution; and (B) submits the Allocation and the Allocation Agreement, including accompanying documents, to the Trustee as required by the tax authorities, and the Eligible Participant executes a confirmation in accordance with the provisions of Section 102 in the form required by the Trustee.

8.3.	Upon making an Allocation through a Trustee the Trustee shall be allocated all the Options and/or RSUs and/or Shares to be issued as result of exercising the Options and/or settlement of RSUs, which shall be registered to the name of the Trustee and held by the Trustee in trust for the benefit of the Participant for the duration of the Restriction Period and thereafter, and the Shares resulting from exercise shall be held by the Trustee during the Restriction Period and thereafter whereby said Shares are registered in the Company’s books to the name of a nominee company, and held by a member of the Stock Exchange in a deposit maintained to the name of the Trustee, while only the Trustee shall have signatory rights in the deposit. Upon the lapse of the Restriction Period, the Trustee shall be entitled to transfer the Awards or Shares (as applicable) to the Participant (through the nominee company), and/or sell them (including same day sale, to which the conditions set forth in Section 9.10 hereunder shall apply), all or part, as instructed by the Participant, only if: (A) the Trustee received confirmation from the tax authorities whereby all taxes due under the Income Tax Ordinance has been paid, or if the Trustee and/or the Company or Affiliated Company actually deducted taxes due under the Income Tax Ordinance; and (B) all actions were completed and all confirmations obtained as required by law in connection with such transfer and/or sale.

8.4.	Any Allocation through a Trustee (whether according to the Capital Gains Course or the Ordinary Income Course) shall be subject to the relevant provisions of Section 102, the Income Tax Ordinance and the confirmation of the Assessing Officer, which shall constitute an integral part of the allocation terms, which in the event of discrepancy shall take precedent over the provisions of the Plan or the Allocation Agreement. All provisions of the Income Tax Ordinance, the regulations and rules thereunder as well as any confirmation or instruction of the tax authorities in accordance with Section 102 (even if not explicitly mentioned in the Plan or the Allocation Agreement) – shall be binding upon the Eligible Participants. The Trustee and any Eligible Participant receiving Allocation through a Trustee must comply with the provisions of the Income Tax Ordinance and shall be subject to all provisions of the trust agreement between the Company and the Trustee. In addition, the Eligible Participant hereby agrees to execute any document required by the Company or the Trustee for purpose of compliance with the provisions of applicable law, including Section 102.

8.5.	During the Restriction Period, the Eligible Participant shall not be entitled to require the Trustee to release, transfer or sell the Awards the Eligible Participant has received, or Shares or other shares received pursuant to exercising rights deriving from Shares or Options (including bonus shares) and/or pursuant to settlement of RSUs to such Participant or to any third party, unless it is entitled to do so under Section 102 as set forth in the paragraph hereunder, and subject to applicable law.

Notwithstanding the aforementioned, the Trustee is entitled, subject to receiving a written request and further subject to the limitations of applicable law, to release and transfer such Shares to the Participant or to any third party, so long as the following two conditions are met prior to such release or transfer: (A) all taxes due for release and transfer of the Shares by the Participant, the Trustee or the Company were paid or deducted; and (B) the Trustee received written notice from the Company confirming that all conditions necessary for said release and transfer have been satisfied in accordance with the Company’s articles of association, the Plan, the provisions of the relevant agreement and applicable law. For avoidance of doubt, any sale, transfer or release of such securities during the Restriction Period may result in tax consequences due to breach of the Restriction Period as set forth in Section 102. In any event, and without derogating from the provisions of Section 13 hereunder, the Eligible Participant shall be solely liable for all tax consequences deriving from transfer to third parties as set forth in this Section.

8.6.	Without derogating from the aforementioned in Section 8.4, during the Restriction Period or prior to payment of tax or to securing payment of applicable tax, as set forth in Section 7 of the Rules, according to the later to occur, the Options and/or RSUs (including Exercise Shares or Shares received thereunder by the Trustee) shall not be transferred, assigned, pledged, attached or otherwise willfully encumbered, and no power of attorney or transfer deeds shall be granted thereunder, whether with immediate or prospective effect, save for transfer by will or by law; in the event of transfer of Options and/or RSUs and/or Exercise Shares or Shares received thereunder and/or Shares allocated (if shares are allocated) by virtue of will or by law as set forth above, the provisions of Section 102 of the Ordinance and the Rules shall apply to the Participant’s heirs or transferees, as the case may be.

8.7.	If Shares are held by a trustee on behalf of a Participant in the framework of this Plan, and the Company declares distribution of bonus shares and/or grants additional rights for the Shares, the provisions of this Plan shall apply to such bonus shares and/or rights. In addition, the commencement date of the Restriction Period for such rights shall be deemed the commencement date of the Restriction Period of the Allocation pursuant to which the bonus shares or additional rights were distributed. In the event of distribution of cash dividends for Shares held by the Trustee on behalf of the Eligible Participant, the Trustee shall transfer the income from the dividends to the Eligible Participant after lawfully deducting tax and mandatory payments.

8.8.	In the event of exercising Options or settlement of RSUs allocated through a Trustee during the Restriction Period, the Exercise Shares or Shares resulting from such exercise or settlement shall be allocated to the name of the Trustee (and registered to the name of the nominee company) and held by it for the benefit of the Eligible Participant. If such Option or RSU is exercised or settled, as applicable, after the end of the Restriction Period, the Eligible Participant may choose whether the Exercise Shares or Shares resulting from such exercise (regarding Option) or settlement of RSUs be: (A) allocated to the name of the Trustee, or (B) transferred directly to the possession of the Eligible Participant, provided the Participant first complies with the conditions of the Plan and subject to payment of tax according to the tax course, or (C) sold by the Trustee on behalf of the Participant according to the arrangements set forth in this Plan.

8.9.	Subject to the resolutions of the Board and obtaining confirmations from the tax authorities, the Trustee shall be conferred all powers according to Section 102 of the Ordinance and all other powers agreed between the Trustee and the Company in the trust agreement executed with the Company.

8.10.	The Trustee shall be entitled to take measures it deems fit for purpose of withholding tax at source, as required by applicable law, due to exercise of the Options and/or vesting or settlement of RSUs or sale of the Exercise Shares or Shares or transfer of the Exercise Shares to the Participant.

8.11.	The Company shall provide the Trustee any information that is relevant to the Plan and to Allocations thereunder it requires.

9.	Exercise of Options

9.1.	Options may be exercised in accordance with the conditions by which they were granted, subject to the conditions of the Plan and as set forth in the Allocation Agreement, while each Option may be exercised into one Share (subject to adjustments).

9.2.	The exercise price for each Share shall be the price determined by the Board at its sole discretion, upon granting the Options, and provided the Share price is not lower than the minimum price for exercising options set forth in the bylaws and guidelines of the Stock Exchange, at the time the Board adopts the resolution to grant, or at the time of exercise, and all subject to the provisions of the Compensation Policy with respect to the exercise price of Options.

9.3.	Participants wishing to exercise Options, or any part thereof, shall deliver to the Company (with copy to the Trustee (except for in the event of Allocation without a trustee)) an exercise notice specifying the number of Options it wishes to exercise. The exercise notice shall be delivered together with full payment of the exercise price multiplied by the number of Options the Participate wishes to exercise, in cash or any other way as determined by the Company from time to time.

9.4.	The exercise notice may be amended or revoked only with the consent of the Company.

9.5.	Options not exercised by the end of the exercise period shall immediately expire and not confer to its owner any rights whatsoever.

9.6.	If the last date for exercising an Option is not a trading day, the last date shall be deferred to the next trading day immediately following.

9.7.	Participants wishing to exercise Options into Exercise Shares as set forth above shall immediately execute, upon the Company’s first request and as a condition precedent for exercise of such Option, any document it is required to execute in accordance with the Plan, the Company’s articles of association and/or applicable law, in order to facilitate the exercise. Should the Participant fail to fully comply with all conditions for exercise of the Options, in a manner that is irremediable, than the exercise notice shall be deemed void and the exercise letters and funds attached to the exercise notice shall be returned to the Participant within two business days of the Company determining the notice is void.

9.8.	Without derogating from the generality of the aforementioned in this Section 9, Options shall not be exercised on the effective date of distributing bonus shares, rights offering, distribution of dividends, capital consolidation, capital split or capital reduction (each a “Corporate Event”). In addition, should the X-day of a Corporate Event occur prior to the effective date of a Corporate Event, no conversion shall be made on such X-day. The limitations set forth in this Section 9.8 shall be in effect only so long as securities of the Company are traded on the Stock Market.

9.9.	Notwithstanding the provisions of Sections 9.1 and 9.3 above, and according to the selection of the Eligible Participant as set forth in Subsection 9.9.1 hereunder, if not set forth otherwise by the Board in the specific Allocation Agreement with respect to any of the Participants, the exercise of Options into Shares shall be carried out subject to receiving a pre-ruling from the tax authorities based on cashless exercise, whereby the Participants are not required to actually pay the exercise price, except for the par value (as defined hereunder), and the number of Shares actually allocated to the Participant shall be calculated according to the difference between:

(A) The closing price of the Company’s Shares on the Stock Exchange on the last trading day preceding the exercise date, multiplied by the number of Shares underlying the Options and with respect to which the exercise notice was provided, and between: (B) the exercise price, multiplied by the number of Options with respect to which the exercise notice was provided.

Such difference (if positive) shall constitute the value of the benefit to the Participant at the exercise date (“Benefit Value”).

Hereunder is the formula for calculating the number of Shares a Participant is entitled to based on cashless exercise:

X =	Y(A - B)
A

When:

X – the number of Shares the Participant is entitled to as result of exercise of the Options.

Y – the number of Options that can be exercised and which the Participant has asked to exercise.

A – the closing price of the Company’s Shares par value NIS 0.1 each (subject to changes in par value in the event of capital consolidation or split) on the trading day preceding the exercise date.

B – the exercise price of each Option (subject to adjustments).

All assuming the par value of the Company’s Shares on the exercise date remains NIS 0.1 (if not, the denominator of the fraction shall be adjusted accordingly).

9.9.1.	It is clarified that using the cashless exercise mechanism shall be subject to the choice of the Participant, as set forth in its written notice to the Company, whereby the Eligible Participant may choose upon exercise between cashless exercise and ordinary exercise of the Options.

9.9.2.	Immediately after the first trading day following receipt of the exercise notice, the Company shall inform the Participant of the partial number of Exercise Shares (as defined hereunder) the Participant is entitled to receive and of the par value sum the Participant must pay for such Allocations. On the first trading day after such notice, and subject to payment of the par value sum by the Participant, the Company shall allocate to the Participant (or to the Trustee on its behalf, as the case may be) such number of Exercise Shares with a market value according to the closing price of the Company’s Shares on the Stock Exchange on the trading day preceding the date of the exercise notice, equal to the Benefit Value, while such number of Exercise Shares shall be supplemented by an additional number of Exercise Shares for the par value paid by the Participant on each Exercise Share allocated to it or for it in exercise of the Options according to this Section (in this Section – number of Exercise Shares received from the aforementioned shall be referred to as the “partial number of Exercise Shares” and the sum of the par value for the number of the partial Exercise Shares shall be referred to as the “Par Value Sum”). In any event the Company shall not allocate fractions of Shares and any Share fraction resulting from the aforementioned calculation or resulting from the provisions of this Section shall be rounded (up or down, as the case may be) to the nearest whole Share.

9.10.	Exercise Shares shall not be allocated until delivery to the Company of the exercise price and/or the par value of the Shares, as applicable, as well as all documents, confirmations and payments required from the Participant as a condition for exercising the Options. The Company shall allocate the Exercise Shares for Options converted by the Participant to the nominee company, on behalf of the Trustee, who shall hold them for the Participant, and the Trustee shall act with respect to the Exercise Shares in accordance with the provisions of the trust deed executed with it and the provisions of Section 102 of the Ordinance.

9.11.	Notwithstanding the provisions of Section 9.10 above, an Eligible Participant wishing to exercise Options, all or part, and sell the Exercise Shares resulting from such exercise, shall approach the Trustee (in the event of Allocation through a Trustee) with a written request to do so, in such form determined by the Company and/or the Trustee, which shall include inter alia the number of Options the participant wishes to Exercise. The Trustee shall deduct from the consideration received from the sale (A) the exercise price, or alternatively the Par Value Sum in the event of cashless exercise in accordance with Section 9.8 above and shall transfer such amount to the Company; and (B) the amount of tax due under the Income Tax Ordinance and other mandatory payments (including payments that apply to the Company, if any). The balance remaining after said deductions shall be transferred to the Eligible Participant, subject to completing all necessary actions and providing all necessary confirmations under applicable law in connection with such transfer and/or sale. For avoidance of doubt it is hereby clarified that an Eligible Participant shall not be entitled to approach the Trustee with a request to exercise Options, all or part, and to sale the Exercise Shares resulting from the exercise, as set forth above, should the anticipated consideration from the sale be lower than the amounts set forth in Subsections (A) and (B) above, and in such event this Section 9.11 shall not apply.

9.12.	The Company shall act to allocate Exercise Shares immediately following exercise of Options and shall also act to register them for trade on the Stock Exchange, in accordance and subject to the bylaws and guidelines of the Stock Exchange. In accordance with the guidelines of the Stock Exchange the Company shall register the Exercise Shares resulting from exercise of the Options under this Plan to the name of a nominee company.

9.13.	Until lawful allocation of the Exercise Shares the Participant shall not be entitled to vote or receive dividends or any other right conferred to shareholders in respect of such Shares.

9.14.	Subject to the provisions of Section 9.15 hereunder with respect to providing power of attorney to vote for the Exercise Shares, following exercise of Options into the Exercise Shares and until the rights in the Exercise Shares are registered to the name of the Participant in the Company’s shareholders’ registry, the Participant shall not be conferred any rights that are attached to the Exercise Shares.

9.15.	So long as the Exercise Shares are held by the Trustee, the Trustee shall be deemed the owner of the Exercise Shares towards the Company and towards any third parties, including and without derogating from the aforementioned for purpose of receiving notices from the Company. Notwithstanding the aforementioned, the Trustee shall not personally have the voting rights attached to the Exercise Shares however it shall be entitled, subject to receiving suitable written request from a Participant, grant such Participant power of attorney to vote the Exercise Shares it is entitled to and which are held by the Trustee at the Company’s general assembly.

9.16.	Subject to the provisions of law and/or agreement, the Company shall have preemptive rights to purchase any Exercise Shares resulting from exercise of Options by Participants having been allocated Options under this Plan, and this in the event of sale of the Exercise Shares by the Participant outside of trade on the Stock Exchange. Such preemptive rights shall apply for a period of 7 business days from the date the Participant provided notice to the Company and/or to the Trustee, as the case may be, with respect to its intentions to transfer and/or sell the Exercise Shares in its possession to a third party, including the identity of the third party and the terms of the sale (in this Section 9.16: the “Participant’s Notice”). Should the Company decide to exercise its preemptive rights, such preemptive rights shall be exercised on the same terms specified in the Participant’s Notice. Should the Company fail to respond to the Participant within 7 business days as of the date of the Participant’s Notice, the Participant shall be entitled to sell the Exercise Shares to the third party on terms specified in the Participant’s Notice and subject to complying with all its obligations under this Plan and/or the Allocation Agreement.

10.	Termination of Employment / Engagement as Service Provider (Awards Cancellation / Expiration)

10.1.	Validity of termination; exercise following termination. Unless set forth otherwise in the relevant Allocation Agreement:

(A)	In the event the Participant’s employment with the Company or an Affiliated Company is terminated, or it ceases providing services for any reason (save for instances specified in Subsections (B) and (C) hereunder, to which the provisions therein shall apply), Options vested prior to the date of termination may be exercised, as applicable, within the earlier of six months from the date of termination of employment or the lapse of the Options period. RSUs that vested prior to termination or ceasing to provide services shall be settled as provided under the Allocation Agreement. Options and RSUs unvested upon termination of employment shall expire and be void.

(B)	In the event the Participant’s employment with the Company is terminated “for cause” – Options shall not be exercised, and no RSUs shall be settled, whether or not vested, and the Options and/or RSUs shall expire upon termination of employment. In this Plan, termination “for cause” means any of these: (1) committing an offence (by act or omission) causing damage to the Company or a flagrant offence; (2) breach of fiduciary duty or duty of care towards the Company by a Participant who is an officer; breach of confidentiality or non-compete undertakings towards the Company, or breach of any other material undertaking towards the Company; (4) termination of work due to the Participant’s conviction for committing a crime, fraud, Mala in Se conduct, and offences of comparable severity and/or conviction for any other flagrant offence.

(C)	In the event the Participant’s employment with the Company is terminated due to loss of working capacity or death, Options vested prior to termination can be exercised until the earlier of: twelve (12) months from termination or the end of the Option exercise period. RSUs shall vest and settle as provided under the Allocation Agreement.

For avoidance of doubt it is clarified that vesting shall cease upon termination of employment, including during the 6 month period set forth in Subsection (A) above or during the 12 months set forth in Subsection (C) above.

10.2.	Date of employment termination. Unless set forth otherwise in the relevant Allocation Agreement, for purpose of the Plan the “date of employment termination” (for any reason) shall be the date the Participant no longer receives wages from the Company, including the advanced notice period.

10.3.	Unpaid leave. Unless the Board instructs otherwise and subject to applicable law, vesting of Allocations allocated under this Plan shall be suspended during any kind of unpaid leave.

10.4.	Application to non-employee service providers. The provisions of this Section 10 shall apply mutatis mutandis to non-employee service provider Participants (consultants, contractors, non-employee officers, etc.) upon termination of their engagement with the Company, and in such case any reference in this Section 10 to the date of employment termination shall be deemed to refer to the earlier of date of providing notice with respect to termination of the engagement or the date the engagement is actually terminated.

10.5.	Status change. Each of the following events shall not be deemed termination of employment or termination of engagement between the Participant and the Company or an Affiliated Company: (A) absence approved by the Company; (B) transfer from employment by the Company to employment by an Affiliated Company or vice versa; transfer from employment by an Affiliated Company to employment by another Affiliated Company; (C) change of status (employee changing to director, employee changing to service provider etc.), provided the change does not affect the special conditions of the Allocation related to same service provider or employee.

10.6.	The provisions of this Plan and the Option agreement and/or grant of RSUs with or to any Participant shall not be construed as an undertaking and/or consent on behalf of the Company and/or Affiliated Company to continue employing the Participant or continue engaging with the Participant as service provider, and the provisions of the agreement and/or the Plan shall not be construed as to confer to the participant any right to continue being employed by the Company and/or Affiliated Companies or to continue providing services to the Company and/or Affiliated Companies, or as limiting the right of the Company and/or Affiliated Company to terminate the employment of and/or engagement with the Participant at any time.

10.7.	Expiration due to delisting. In the event the Company’s Shares are delisted for any reason, within 90 days from the date of delisting the Participant shall be entitled to exercise all the Options vested until the lapse of such 90-day period. After such date all Options and/or RSUs, whether or not vested until such date, shall expire. During said 90-day period the closing price of the Company’s Shares for purpose of calculating the cashless exercise mechanism described in Section 9.8 shall be deemed the last known price of the Company’s Shares on the Stock Exchange prior to delisting.

11.	Adjustments

Upon occurrence of the events set forth hereunder during the period between the date of allocating Awards to a Participant under this Plan and between the date of exercise, adjustments shall be made to the Participant’s rights as follow:

11.1.	Technical adjustments to the Company’s equity. In the event the number of Shares in the Company changes as result of a split, consolidation etc., the number of Shares resulting from exercise of any Option shall be adjusted proportionally (without change in the exercise price). The manner of adjustment in such event shall be determined by the Board, and its determination shall be final and binding. Except where explicitly set forth otherwise, allocation of any class of shares shall not cause adjustment of the exercise price or number of Shares resulting from exercise.

11.2.	Dividends. In the event of distributing dividends in cash or in kind by the Company to all its shareholders (including distribution approved by court in accordance with Section 303 of the Companies Law, or any other applicable clause), while the effective date for eligibility to receive dividends (hereinafter – the “Effective Date”) occurs after the allocation date but prior to the exercise date, the exercise price of every Option that would be granted and not yet exercised into Shares of the Company on the Effective Date shall be reduced in the amount of the gross dividends per Share distributed by the Company (or the value of the dividends in case of distribution in kind), however in any event the exercise price shall not be lower than the par value of the Company’s Shares. Save for adjustment to the exercise price as set forth in this Section, distribution of dividends by the Company (in cash and/or in kind) shall not affect the number of Exercise Shares and not require the Company to perform any adjustment in connection with the Options and/or RSUs and/or Exercise Shares. Such adjustment shall be subject to the bylaws and guidelines of the Stock Exchange in effect from time to time.

11.3.	Bonus shares. In the event bonus shares are distributed, the number of Options and/or RSUs granted but not yet exercised or settled, as applicable, shall be adjusted, whereby the number of Shares the Option and/or RSU holder shall be entitled to as result of exercising the Options or settlement of the RSUs, as applicable, shall increase or decrease proportionally by such number of Shares of the same class the Participant would be entitled to as bonus shares had it exercised the Options held by it, and/or had the RSUs settled. It is clarified that so long as the Company’s securities are traded on the Tel Aviv Stock Exchange this method of adjustment shall not be altered.

11.4.	Rights issue. In the event, prior to exercising Options and/or settlement of RSUs, the Company offers securities to its ordinary shareholders by way of rights, than with respect to Options and/or RSUs not yet exercised or vested, as applicable, until the effective date for purpose of the rights issue, there shall be no adjustment to the exercise price of the Options and/or number of RSUs vested, rather the number of Shares resulting from exercise of each Option not yet exercised and/or vesting of such RSUs not yet settled on the eligibility date for participating in the rights issue – shall be adjusted to the benefit component of the rights, as expressed by the difference between the Share price on the Stock Exchange on the last day of trade before the X-day and between the base price of the Shares prior to the rights issue (the aforementioned calculation shall be made in accordance with the guidelines of the Stock Exchange, as amended from time to time). Such adjustment shall be subject to the bylaws and guidelines of the Stock Exchange as in effect from time to time.

11.5.	Mergers and acquisitions. In the event of merger or consolidation of the Company with or into another company, when the other company is the surviving entity, or when the Company is the surviving entity but at least 50% of the existing voting rights in the Company changed due to the merger; or in the event all or an absolute majority of the Company’s Shares are purchased by a third party; or sale of all or an absolute majority of the Company’s assets (hereinafter: “Transaction”), all Options and/or RSUs shall be adopted or expire and exchanged automatically by alternate Allocations of the surviving entity.

In such event, the number of alternate Options and/or RSUs as set forth above shall be in accordance with the mechanism set forth in the merger transaction for exchanging the Company’s Shares into shares of the surviving entity. Alternately, the Company’s Board shall be entitled to determine, at its sole discretion, a different alternate consideration for the Options and/or RSUs, as close as possible to the exchange mechanism that applies to the shareholders of the Company so not to materially prejudice the financial equality of the Options and/or RSUs held by Participants immediately prior to the merger. All other provisions of this Plan, including with respect to vesting and exercise of Options and/or RSUs, as applicable, shall apply to the alternate options and/or RSUs, or their consideration, mutatis mutandis.

In the event the surviving entity refuses to adopt or exchange the Options or RSUs, the Company’s Board shall be entitled to determine, at its sole discretion, the treatment of unexercised and/or unvested Awards, or Awards still subject to limitations at the time of the Transaction, which may include one or more of the following possibilities: (A) acceleration of the vesting dates of all or part of the Awards to a date that is at least two days before the date of completing the Transaction, provided the exercise and/or vesting of Awards that would not have been exercisable had it not been for the Transaction shall be contingent upon the actual completion of the Transaction, unless determined otherwise by the Board; (B) all, part or a certain category of Awards be cancelled and expire at the date of completing the Transaction in practice, while holders of Awards shall receive in consideration the value of the cancelled Awards (if any) in cash, shares, securities or other assets, or any combination thereof, on terms determined by the Board in its sole discretion (that may be based on the share price received or that should be received by the other shareholders of the Company in such event); and/or (C) all, part or a certain category of Awards, not yet vested, still subject to limitations and/or unexercised, be cancelled and expire at the date of completing the Transaction in practice, without any consideration to their holders.

In the event a Transaction is completed, and the Board determines in good faith that certain Shares have no pecuniary value and therefore do not confer upon their owners any consideration in the framework of the Transaction, the Board shall be entitled to determine that relevant Options expire upon the Transaction date.

11.6.	Authority of the Board to make adjustments. The authority of the Board to interpret, determine, decide on making adjustments, shall be construed in a manner granting the Board the broadest possible authority, in order to grant the Board flexibility in interpreting and implementing the provisions of the Plan in the event of transactions of the Company or its shareholders, even without the explicit written consent of the Participants, whereby Allocation of Awards under this Plan shall in no way present an obstacle to completing a Transaction, and in such manner that allows the Company’s Board to implement the Allocation of Awards and provide for their exercise and/or settlement in the event of amendment to the bylaws of the Stock Exchange or applicable law. The Board shall act in good faith so that Participants’ rights are not unfairly prejudiced as result of such decisions.

11.7.	Cancelled.

11.8.	Share fractions. For avoidance of doubt, in the event of any change as set forth above in this Section 11, Participants shall not be entitled to exercise Options into Share fractions and the number of Shares each Participant is entitled to upon exercise of Options under the Plan shall be rounded (up or down, as applicable) to the nearest whole number.

12.	Vesting of Awards

12.1.	Subject to provisions pertaining to the Restriction Period and all other provisions of the Plan, unless set forth otherwise by the Board with respect to a certain Participant, as determined in the relevant Allocation agreement, each Option and/or RSU shall vest in accordance with vesting schedule set forth in Section 12.2 hereunder.

12.2.	Options and RSUs shall vest in accordance with the following schedule, unless the Allocation Agreement specifies a different vesting schedule, in which case the provisions of the Allocation Agreement shall take precedent:

12.2.1.	The first portion of the Options and/or RSUs, constituting one third (1/3) of the number of Options and/or RSUs allocated to the Participant shall vest (and that portion of Options can first be exercised) beginning on the date that is 12 months from the actual allocation date;

12.2.2.	The second portion of the Options and/or RSUs, constituting one third (1/3) of the number of Options and/or RSUs allocated to the Participant shall vest on a quarterly basis following the lapse of 12 months from the actual allocation date, in four equal parts, whereby at the end of each quarter (3-month period) 1/12 of the Options and/or RSUs allocated to the Participant shall vest (and every such portion of Options first be exercisable).

12.2.3.	The third portion of the Options and/or RSUs, constituting one third (1/3) of the number of Options and/or RSUs allocated to the Participant shall vest on a quarterly basis following the lapse of 24 months from the actual allocation date, in four equal parts, whereby at the end of each quarter (3-month period) 1/12 of the Options and/or RSUs allocated to the Participant shall vest (and every such portion of Options shall first be exercisable).

12.3.	Acceleration of the vesting period

12.3.1.	In the event the Participant’s employment with the Company is terminated, due to or incidentally to: (i) change of control in the Company, or (ii) merger of the Company resulting in a change of control in the Company, or (iii) reorganization that is defined by the Company’s Board as an event accelerating the vesting period, than the vesting period of the next portion of such participant’s Options and/or RSUs shall accelerate and the Participant shall be entitled to exercise the Options in accordance with the provisions of Section 10 above. For example, in the event of termination of a Participant’s employment with the Company for the reasons mentioned above during the second year after Allocation, vesting of the second portion of Options and/or RSUs shall accelerate while such Participant’s third portion shall expire. RSUs shall continue to settle pursuant to the terms of the Allocation Agreement.

12.3.2.	The Compensation Committee and the Board shall be entitled, at any time and at its sole discretion, to determine additional provisions regarding acceleration of the vesting period with respect to the grants or part of them, or with respect to removing limitations pertaining to exercise, and all subject to applicable law.

12.4.	Options shall not be exercisable after the end of the Expiration Period, as defined in Section 13.1 hereunder.

13.	The Exercise Period of Options

13.1.	Unless the Board determined otherwise, Participants shall be entitled to exercise each portion of vested Options into the Company’s Shares, beginning on the vesting date of each portion and until the lapse of four (4) years from the vesting date of such portion as set forth above (hereinafter with respect to vested Options: the “Exercise Period” and the “Expiration Period”, respectively), except if the Options or part of them expired prior to the end of the Exercise Period and all in accordance with the provisions of Section 10 above. All Options granted to Participants and not exercised into the Company’s Shares by the end of the Exercise Period shall expire and cease to be exercisable under this Plan and all the rights of such Participants with respect to such Options shall be void.

13.2.	Options may be exercised by Participants at any time, in full or in part, from time to time, provided the vesting date has been reached and provided the vesting conditions set forth in the grant agreement have been fulfilled, and before the lapse of the Exercise Period, as set forth above. Unless set forth otherwise in the grant agreement of the Options, a condition for vesting each portion of Options is that the vesting date preceded termination of the employment relations (or engagement), as defined in Section 10.2 above.

14.	Non-transferability

14.1.	So long as the Trustee holds the Options and/or RSUs and/or Exercise Shares or Shares for the benefit of the Eligible Participant, the rights of such Participant in the Options and/or RSUs and/or Shares shall be personal rights that shall not be transferred, assigned, pledged, attached and/or given rights therein to any third party except by inheritance or operation of law. Any such action, direct or indirect, with immediate or prospective affect, shall be void.

14.2.	Shares that are not fully paid up or settled may not be transferred, assigned, pledged and/or attached except by inheritance or operation of law. For avoidance of doubt, the aforementioned shall not limit transfer of the Participant’s rights with respect to Options or Shares that can be purchased pursuant to exercise following the death of the Participant to its estate or its heirs by will or operation of law, which such rights shall be determined in accordance with Section 10.1 above, or as determined by the Board.

15.	Additional Provisions on Restricted Share Units

15.1.	Unless otherwise provided for in an Allocation Agreement or any applicable sub-plan to this Plan, delivery of Shares upon settlement of RSUs shall occur as soon as administratively practicable (e.g., following the close of the quarter or year in which the vesting period is completed), as shall be determined by the Board.

15.2.	Until lawful settlement of the RSUs and the allocation of Shares, the Participant shall not be entitled to vote or receive dividends or any other right conferred to shareholders in respect of such Shares.

15.3.	Subject to Section 15.3, following settlement of RSUs by delivering the Shares to the participant and registering the Shares in the name of the Participant in the Company’s shareholders’ registry, the Participant shall not be conferred any rights that are attached to the Shares subject to an RSU.

15.4.	So long as the Shares delivered upon settlement of the RSUs are held by the Trustee, the Trustee shall be deemed the owner of the Shares towards the Company and towards any third parties, including and without derogating from the aforementioned for purpose of receiving notices from the Company. Notwithstanding the aforementioned, the Trustee shall not personally have the voting rights attached to the Shares however it shall be entitled, subject to receiving suitable written request from a Participant, grant such Participant power of attorney to vote the Shares it is entitled to and which are held by the Trustee at the Company’s general assembly.

15.5.

The Plan Administrator is authorized to make awards of RSUs, whether qualify under Section 102 of the Ordinance, or non-qualified under Section 422 of the Code, or under Section 3(i) of the Ordinance, to any employee or consultant (as applicable) in such amounts and subject to such terms and conditions as the Plan Administrator shall deem appropriate. On the settlement date of a RSU, unless otherwise noted in the Allocation Agreement, the Company shall transfer to the Participant one fully paid and non-assessable Shares for each RSU scheduled to be paid out on such date and not previously forfeited. RSUs shall settle following vesting and any other provisions, all as shall be provided in the Allocation Agreement.

(i)	All Awards of RSUs made pursuant to this Plan will be evidenced by an Allocation Agreement and will comply with and be subject to the terms and conditions of this Plan.

(ii)	RSUs shall be subject to such terms and conditions as the Plan Administrator may impose. These terms and conditions may include restrictions based upon completion of a specific period of service with the Company or an Affiliated Company as set out in advance in the Participant's individual Allocation Agreement.

15.6.	RSUs shall be evidenced by the terms of the Allocation Agreements. Such agreement shall conform to the requirements of this Plan and may contain such other provisions, as the Board or the Compensation Committee (as applicable) shall deem advisable.

16.	Period of the Plan

16.1.	This Plan shall be in effect for a period of ten (10) years from its approval by the Company’s Board, unless the Company’s Board decides on earlier terminate. For avoidance of doubt it is clarified that no Options and/or RSUs shall be allocated under this Plan during the period later than 10 years from the date this Plan was approved by the Company’s Board, however the provisions of the Plan shall continue to apply to Options and/or RSUs allocated under the Plan (even if the 10-year period from the date of approval has lapsed) until the end of the Expiration Period of the Options and/or RSUs in accordance with the Allocation Agreement.

16.2.	Notwithstanding the provisions of the Plan, the Board is entitled, at any time, to change, suspend or cancel, retroactively or otherwise, the entire Plan or a part thereof (including any change meant to ensure the Company is in compliance with the provisions of law), provided that save for amending copying errors, amendment deriving from the requirements of applicable law or as explicitly set forth in the Plan, the rights of Participants with respect to Awards granted to them prior to the change, suspension or cancellation shall not be prejudiced without the consent of such Participants. The Board is entitled to change the terms of Awards granted to Participants, in retroactively or prospectively, provided that save for amending copying errors, amendment deriving from law, applicable accounting principles or as explicitly set forth in the Plan, the rights of Participants with respect to Awards granted to them prior to the change shall not be prejudiced without the consent of such Participants.

16.3.	Notwithstanding the provisions of the Plan, the Board is entitled to perform the following actions: (A) increase the number of Shares that may be issued according to the Plan; (B) extend the validity of the Plan; (C) materially expand eligibility to participate in the Plan; (D) expand the class of Awards and/or benefits provided in the framework of the Plan.

17.	Tax Consequences

17.1.	The Participants shall be solely liable for any tax consequences deriving from Allocation of Options and/or RSUs and/or Shares in the framework of this Plan, vesting of any Award, exercise of any Option and/or settlement of any RSUs, sale or transfer of Shares or from any other event or activity (of the Company and/or its Affiliated Companies and/or the Trustee and/or the Participant) related to Awards of Options and/or RSUs or to Shares allocated under this Plan. The Company and/or its Affiliated Companies and/or the Trustee shall deduct tax as required by the Income Tax Ordinance and any applicable laws, regulations and rules. The Participants agree to indemnify the Company and/or its Affiliated Companies and/or the Trustee, and to release them from any liability for payment of any tax, fine or interest, including, and without limiting the generality of the aforementioned, any expense or payment related to the obligation to withhold tax at source from any payment made to the Participants or for any act related to Allocation, vesting, exercise, settlement, sale or transfer of Shares and/or Options and/or RSUs.

17.2.	The Company or any Affiliated Company and the Trustee may determine conditions and take any action that according to their discretion is necessary or fit for purpose of deducting the tax that must be deducted in accordance with applicable law with respect to Allocations made under the Plan, as well as with respect to vesting, exercise, sale, transfer of any Award and/or Option and/or RSUs and/or Share, including, and without derogating from the generality of the aforementioned: (A) deducting the amount necessary from any other amount that must be paid now or in the future to any Participant, including by deducting the necessary amount from the salary of the Participant or from other amounts it is entitled to, up to the maximum amount permitted by law, and/or (B) requiring Participants to pay to the Company or Affiliated Company the amount that must be deducted as a condition for allocation, delivery and/or release of the Shares, and/or (C) cause the exercise of Options and/or settlement of RSUs and/or sell the Shares held by or on behalf of Participants in order to pay such liability. In addition, Participants shall be required to pay any amount that exceeds the tax deducted and transferred to the tax authorities, subject to applicable law.

17.3.	With respect to Allocation without a Trustee, in the event any Eligible Participant ceases being an employee or officer of the Company or of any Affiliated Company, the Eligible Participant shall provide to the Company and/or such Affiliated Company collateral or surety to the satisfaction of the Company, for payment of the tax required upon sale of the Shares, all subject to the provisions of Section 102 of the Income Tax Ordinance and the Rules.

17.4.	The aforementioned does not purport to be an authorized interpretation of the provisions of law mentioned above, nor does it purport to be an exhausting description of all provisions of law pertaining to the taxes that may apply in connection with the Awards allocated to Participants, and does not substitute legal and professional consultation in such regard. Each Participant is urged to consult with a tax advisor with respect to the tax consequences deriving from receipt and/or exercise of any Award under this Plan.

18.	Compliance with the Law

Shares shall not be issued pursuant to exercise of Options and/or settlement of RSUs or in connection with other Award, unless the exercise of the Options and/or settlement of RSUs or grant of Award, and the issuance of Shares were carried out in accordance with the provision of applicable law, including securities law and the professional guidelines of the Stock Exchange.

19.	General Provisions

19.1.	Adoption of the Plan by the Board shall not be construed as limiting authority of the Board to adopt other incentive arrangements as it deems fit, including granting additional Options and/or RSUs and/or Shares and/or other securities not under the Plan, and such arrangement may apply in general or in certain instances.

19.2.	The terms of each Award, granted under the Plan, may be different than other Awards simultaneously granted under the Plan. The Company’s Board is entitled to grant more than one Option or one RSU to any Participant during the period of the Plan, whether in addition or substitution of one or more other Options or RSUs granted to such Participant.

19.3.	Any income or profit attributed (or purported to be attributed) to any Participant for Options or RSUs or Shares under this Plan, shall not be deemed part of such Participant’s salary for all intents and purposes (except for purpose of deducting tax and other mandatory deductions) and shall not be taken into account while calculating the basis for the Participants entitlement towards the Company to receive any social benefits (including, severance, social allocations, pension, etc.) or other rights or benefits deriving from the employment relationship.

20.	Applicable Law and Jurisdiction

The laws of the State of Israel shall apply to the Plan and any document issued now or in the future in connection with or in the framework of the Plan.

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